Exhibit 99.1

JPMorgan Chase & Co.

270 Park Avenue, New York, NY 10017-2070

NYSE symbol: JPM

www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE ANNOUNCES REDEMPTION OF

APPROXIMATELY $5 BILLION IN AGGREGATE AMOUNT OF

OUTSTANDING TRUST PREFERRED CAPITAL SECURITIES

NEW YORK, APRIL 8, 2013 – JPMorgan Chase & Co. (NYSE: JPM) announced today that each of the trusts listed below will redeem all of the issued and outstanding trust preferred capital securities identified below (the “Trust Preferred Securities”) on May 8, 2013 pursuant to the optional redemption provisions provided in the documents governing such Trust Preferred Securities. In each case, the redemption price will be 100% of the liquidation amount of each Trust Preferred Security, together with accrued and unpaid distributions to the redemption date. The redemptions will be funded with available cash.

Trust	Security	Amount	CUSIP	NYSE Ticker
J.P. Morgan Chase Capital X	7.000% Capital Securities, Series J	$1,000,000,000	46623D200	JPM-PrJ
J.P. Morgan Chase Capital XI	5.875% Capital Securities, Series K	$1,075,000,000	46626V207	JPM-PrK
J.P. Morgan Chase Capital XII	6.250% Capital Securities, Series L	$400,000,000	46626X203	JPM-PrX
JPMorgan Chase Capital XIV	6.200% Capital Securities, Series N	$600,000,000	48122F207	JPM-PrY
JPMorgan Chase Capital XVI	6.350% Capital Securities, Series P	$500,000,000	481228203	JPM-PrP
JPMorgan Chase Capital XIX	6.625% Capital Securities, Series S	$562,500,000	48123A207	JPM-PrS
JPMorgan Chase Capital XXIV	6.875% Capital Securities, Series X	$700,000,000	48123W209	JPM-PrW
BANK ONE Capital VI	7.200% Preferred Securities	$100,000,000	06423W204	JPM-PrO

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

# # #

Media Contact:	Joe Evangelisti	joseph.evangelisti@jpmchase.com	(212) 270-7438
Investor Contact:	Sarah Youngwood	sarah.m.youngwood@jpmorgan.com	(212) 270-7325